SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2005

TOWER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	2-89573	25-1445946
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Center Square, Greencastle, Pennsylvania		17225
(Address of principal executive offices)		(Zip Code)

(717) 597-2137

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TOWER BANCORP, INC.

CURRENT REPORT ON FORM 8-K

Item 1.01 Entry into a Material Definitive Agreement.

On September 21, 2005, Tower Bancorp Inc. (OTC BB: TOBC-OB) (“Tower”) parent company of The First National Bank of Greencastle and FNB Financial Corporation (OTC BB: FNBBD-OB) (“FNB”) parent company of The First National Bank of McConnellsburg have signed a definitive agreement to combine their companies.

Pursuant to the terms of the agreement, FNB shareholders will be entitled to receive either 0.8663 shares of Tower common stock or $39.00 for each share of FNB common stock.  Each shareholder of FNB will have the right to receive shares of Tower common stock for a portion of their shares and cash for the remaining portion of their shares.  Shareholder elections will be subject to allocation procedures, which are intended to ensure that at a minimum 85% of the FNB common stock will be converted into shares of Tower common stock and up to 15% of the FNB common stock will be paid in cash.  The total value of the merger is valued at $31.2 million.

The transaction is subject to shareholder approvals by Tower and FNB shareholders and customary regulatory approvals.  The transaction is expected to close late in the first quarter or early second quarter of 2006.

Item 9.01                Financial Statements and Exhibits.

Exhibits:

2.1                                 Agreement and Plan of Merger, dated as of September 21, 2005, between Tower Bancorp, Inc. and FNB Financial Corporation (schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); Tower agrees to furnish supplementally a copy of such schedules and/or exhibits to the SEC upon request).

99.1                           Press Release, dated September 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

TOWER BANCORP, INC.

Date: September 22, 2005	By:	/s/ Franklin T. Klink, III

Title: Franklin T. Klink, III
Chief Financial Officer